EXHIBIT 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of July 10, 2015 by and between CULP, INC., a North Carolina corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of August 13, 2013, as amended from time to time ("Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Amendments to Credit Agreement.  The Credit Agreement is hereby amended as set forth in this Section 1.

1.1           The following amendments are hereby made to Article I (“Definitions”) of the Credit Agreement:

(a)           The definition of “Applicable Margin” is hereby amended and restated in its entirety to read as follows:

“(a)  “Applicable Margin” shall be shall be 1.50% until the first Rate Determination Date (hereafter defined) after August 1, 2015, and as of and after such first Rate Determination Date after August 1, 2015 shall be determined based on the pricing grid set forth below and tied to the Consolidated Total Debt to Consolidated EBITDA ratio determined as set forth in Section 5.9(b):

Price Level	Consolidated Total Debt to Consolidated EBITDA Ratio	Applicable Margin
I	Less than 0.50 to 1.00	1.50%
II	Greater than or equal to 0.50 to 1.00 but less than 1.25 to 1.00	1.90%
III	Greater than or equal to 1.25 to 1.00 but less than 2.00 to 1.00	2.35%
IV	Greater than or equal to 2.00 to 1.00 but less than or equal to 2.25 to 1.00	2.75%

The Applicable Margin shall be determined effective as of the date (herein, the “Rate Determination Date”) which is 10 days after receipt by the Bank of the annual (in the case of the fourth Fiscal Quarter) and quarterly financial statements of the Borrower pursuant to the provisions of Section 5.3 for the Fiscal Quarter as of the end of which the foregoing ratio is being determined, based on such quarterly or annual financial statements, as the case may be, for the Fiscal Quarter then ended, and the Applicable Margin so determined shall remain effective from such Rate Determination Date until the date which is 10 days after receipt by the Bank of the financial statements for the next Fiscal Quarter (which latter date shall be a new Rate Determination Date); provided that if the Borrower shall have failed to deliver to the Bank the financial statements required to be delivered pursuant to the provisions of Section 5.3 with respect to the Fiscal Quarter most recently ended within the time period specified herein, then for the period beginning on the day which is 10 days after the required delivery date of such financial statements and ending on the earlier of (A) 10 days after the date on which the Borrower shall deliver to the Bank the financial statements to be delivered pursuant to the provisions of Section 5.3 with respect to such Fiscal Quarter or any subsequent Fiscal Quarter, or (B) 10 days after the date on which the Borrower shall deliver to the Bank annual financial statements required to be delivered pursuant to the provisions of Section 5.3(a) with respect to the Fiscal Year which includes such Fiscal Quarter or any subsequent Fiscal Year, the Applicable Margin shall be determined at Pricing Level IV set forth above.  Any change in the Applicable Margin as of any Rate Determination Date shall result in a corresponding change, effective on and as of such Rate Determination Date, in the interest rate applicable to the Loans outstanding on such Rate Determination Date.”

(b)           The definition of “Culp Europe Credit Agreement” is hereby amended and restated in its entirety to read as follows:

“(n)           “Culp Europe Credit Agreement” means the Amended and Restated Credit Agreement (Multi-Currency Revolving Credit Facility) dated as of January 31, 2014 by and between Culp Europe and Bank providing for a revolving line of credit in the original principal amount of up to One Million Five Hundred Thousand Euros (€1,500,000.00) or the equivalent in Alternative Currency, as defined therein, as the same may be amended from time to time.”

1.2           Section 2.1(a) of the Credit Agreement is hereby amended by deleting "August 31, 2015" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "August 31, 2017."

1.3           Section 5.9 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“SECTION 5.9.   FINANCIAL CONDITION.  Maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)               Tangible Net Worth.  Tangible Net Worth not less than $75,000,000.00 for each completed Fiscal Quarter, with “Tangible Net Worth” defined as shareholder’s equity determined in accordance with generally accepted accounting principles consistently applied, less intangible assets.

(b)                      Consolidated Total Debt/Consolidated EBITDA Ratio.  Ratio of Consolidated Total Debt to Consolidated EBITDA not greater than 2.25 to 1.00 as of each Fiscal Quarter end, determined on a rolling 4-quarter basis, commencing with the Fiscal Quarter ending on or about August 2, 2015.

The term “Consolidated Total Debt” as used in this Section 5.9(b) shall have the definition given such term in the Omaha Note Purchase Agreement (but excluding for purposes of this Section 5.9(b) any future amendments thereto not made with the written consent of Bank), which definition shall survive for purposes of this Agreement notwithstanding the termination of the Omaha Note Purchase Agreement or the repayment full of the Borrower’s obligations thereunder.

(c)           Consolidated EBITDAR/Consolidated Fixed Charges.  Ratio of Consolidated EBITDAR to Consolidated Fixed Charges not less than 2.00 to 1.00 as of each Fiscal Quarter end, determined on a rolling 4-quarter basis, commencing with the Fiscal Quarter ending on or about August 2, 2015.

The terms “Consolidated EBITDAR” and “Consolidated Fixed Charges” as used in this Section 5.9(c) shall have the definitions given such terms in the Omaha Note Purchase Agreement (but excluding for purposes of this Section 5.9(c) any future amendments thereto not made with the written consent of Bank), which definitions shall survive for purposes of this Agreement notwithstanding the termination of the Omaha Note Purchase Agreement or the repayment full of the Borrower’s obligations thereunder.”

1.4.           Section 6.2 of the Credit Agreement is hereby amended by deleting the reference to “$10,000,000.00” and substituting in lieu thereof “$12,000,000.00.”

1.5.           The Compliance Checklist attached to the Form of Compliance Certificate attached at Exhibit A to the Credit Agreement is hereby deleted and replaced by the Compliance Checklist attached as Exhibit A to this Amendment.

2.           Conditions to Effectiveness.  The effectiveness of this Amendment is subject to the fulfillment to Bank’s satisfaction of the following conditions:

(a)	Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Amendment;

(ii)	A First Modification to Revolving Line of Credit Note; and

(iii)	Such other documentation as Bank may reasonably require in connection with this Amendment.

(b)
Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any substantial or material portion of the assets of Borrower.

(c)
Amendment Fee.  In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $40,000.00.

3.           No Further Amendment.  Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

4.           Representations and Warranties.  Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

5.           Costs.  Borrower agrees to pay all costs and expenses of the Bank in connection with the preparation, execution and delivery of this Amendment, including without limitation the fees and expenses of the Bank’s legal counsel.

6.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed, with the intention that it constitute an instrument under seal, as of the day and year first written above.

WELLS FARGO BANK,
CULP, INC.	NATIONAL ASSOCIATION

By: /s/ Kenneth R. Bowling	By: /s/ Timothy Sechrest
Name: Kenneth R. Bowling	Name: Timothy Sechrest
Title: Chief Financial Officer	Title: Senior Vice President